POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT
______________________

COVINGTON, LA. (July 8, 2022) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) appointed Carlos A. Sabater to serve as a director upon recommendation of the Nominating and Corporate Governance Committee. The Board appointed him to serve effective July 5, 2022, until the 2023 annual meeting of shareholders, at which time he will stand for election by Pool Corporation's shareholders. Mr. Sabater, a certified public accountant, holds exceptional credentials and brings with him nearly 40 years of leadership, accounting and financial expertise. Mr. Sabater currently serves on the Board of Directors of KBR, Inc. and PDC Energy, Inc. He recently retired as a senior global partner with Deloitte & Touche LLP where he held various senior leadership and operational roles, including CEO for both the United States and global audit practices. With this appointment, the Board increased its size from nine to ten members.

John E. Stokely, Chairman of the Board, commented, “Carlos' tremendous business acumen, along with his extensive experience in advising global public companies, provides a valuable perspective to complement the skills and backgrounds of our board members. The appointment of Carlos to our Board reinforces our efforts to maintain a strong, diverse and independent Board with a continued mission to increase value for Pool Corporation shareholders.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 415 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com